Exhibit 10-aa

PERSONAL & CONFIDENTIAL

January 24, 2014

Sandra J. Quick

Dear Sandra:

We are pleased to confirm the verbal offer of employment made to you for the position of Senior Vice President, General Counsel and Corporate Secretary reporting to Ike Evans, Chairman, Chief Executive Officer and President, with a starting base salary of US$29,166.66 per month, or US$350,000.00 annually. As we discussed, this role will be an officer but please note that this offer is subject to formal approval by the Board. Discussions have been held with members of the Board, and we are confident that the Board will approve our offer.

Sign-on Bonus

In addition, you will be eligible to receive a $250,000.00 sign-on bonus paid in two installments as follows: $150,000.00 will be payable on the next possible payroll after 30 days of active employment and the remaining $100,000.00 will be paid on the next possible payroll after your one year anniversary. In the event you voluntarily terminate your employment with Meritor before the end of one year, this first sign-on bonus must be repaid in full. If you voluntarily terminate your employment with Meritor before the end of two years, the full amount of the sign-on bonus must be repaid. Additionally, you agree and consent to executing any additional documents that the Company deems necessary to effectuate repayment, without delay, prior to your last day.

Annual Incentives

You will be eligible to participate in our annual Incentive Compensation Plan (ICP). Your ICP target award is 55% of your base salary during the fiscal year for which the award is made. This can increase up to 110% depending upon the performance of Meritor. Your individual performance will also impact the final award, with opportunities ranging from 0 – 150% of your calculated award. Your first opportunity for a prorata award under this plan will be for the FY2014 fiscal year, which began on October 1, 2013, with a potential payout in December 2014.

Long-Term Incentives

Your position is eligible for participation in our Long-term Incentive Plan (LTIP). Enclosed is an LTIP Fact Sheet from the most recent cycle that explains the program and provisions and will help you understand the current design of the program. Although eligibility began October 1st for the current performance period, you are eligible to receive a special new hire equity grant of performance share units for the FY2014-2016 performance cycle with a value of $350,000.00 at the time of grant. If approved by the Board of Directors, your grant will be made on the next eligible grant date. You will be notified of your grant details shortly after the grant date. Individual grants may change from year to year based on plan design and provisions as well as stock price at the time of grant. Any future grant(s) will be made in accordance with Compensation Committee approval each year and you will be notified annually of your participation and grant level shortly after the beginning of the performance cycle.

Sandra Quick
January 24, 2014

Special Award

Furthermore, we will recommend to the Board’s Compensation and Management Development Committee that you are eligible to participate in two existing long-term cycles on a prorated basis. The target award of opportunity for the FY2012-2014 cycle will be $34,000. The target award of opportunity for the FY2013-2015 cycle will be $147,800. Both plans are based upon the achievement of specified performance objectives over the three-year performance periods that have already begun. Participation in these existing cycles will be contingent upon the Committee’s approval.

Benefits

As a Meritor employee, you will be eligible to participate in a full range of Meritor’s Choice Benefit Programs (see attached brochure) including:

• Medical	• Savings Plan
• Dental	• Business Travel Insurance
• Vision	• Accidental Death and Dismemberment Insurance
• Life Insurance	• Optional Employee and Dependent Life Insurance
• Flex Spending Accounts • Disability Income Plan	• Optional Employee and Dependent Accidental Death and Dismemberment Insurance
• Long Term Care Insurance	• Vacation
• Pension Contribution	• Holidays

As an Officer you are also eligible for financial planning allowance of $12,000.00 per year and car allowance of $15,000 per year both of which are paid semi-monthly through payroll. You are also eligible for Personal Excess Liability Coverage

You will also be eligible for 4 weeks of vacation per calendar year.

In the event you are involuntarily separated, you will be eligible for twelve (12) months of severance as well as any additional provisions covered under the Separation Pay Policy.

This offer is contingent upon verification of references, successful passing of a drug screen, and you supplying satisfactory proof of your physical capability, with reasonable accommodation, to safely perform the duties and responsibilities of this position. For this purpose, a physical examination and drug test at Meritor's expense should be scheduled at least one week prior to your actual employment. You will be directed to a medical clinic where an appointment can be made. Also, in accordance with the 1986 Immigration Reform and Control Act, you must provide proof of your legal right to be employed by presenting to us the appropriate document(s) as outlined in Section 2 of the enclosed Employment Eligibility Verification form on your first day of employment. Employment is also contingent on your signing and returning to the Company, before your first day of work, the enclosed Mutual Agreement to Arbitrate Claims. This offer is for employment of indefinite duration that can be terminated with or without cause and notice at any time, either by Meritor, Inc. or the employee.

Perhaps the most important consideration in making your career decision is the opportunity for personal development in a challenging and stimulating business environment. We believe the opportunities at Meritor are outstanding in terms of both responsibility and compensation. Based upon your educational qualifications, past accomplishments, and the enthusiastic reactions of those with whom you spoke, we are convinced that

Sandra Quick
January 24, 2014

you have the potential to make substantial contributions to the Company. We also believe the Company can furnish a rewarding opportunity to you.

On behalf of everyone, I welcome you to Meritor!

If you have any questions, please do not hesitate to contact me at 248-435-9194.

Sincerely,

/s/ Tim Heffron

Tim Heffron
Vice President, Human Resources & CIO
Meritor, Inc.

Enclosures

CC: (w/o enc)

Accepted: _/s/ Sandra J. Quick________________________ Date: _2/1/14_________